                                                                    EXHIBIT 10.6

                                                                 January 4, 2005

                                LICENSE AGREEMENT

      This Agreement is between ImaRx Therapeutics, a corporation of the State of Delaware, having a principal place of business at 1635 E. 18th St., Tucson, AZ 85718 (hereinafter referred to as "IMARX") and Dr. med. Reinhard Schlief, (hereinafter "DR. SCHLIEF"), having an address at Neue Strasse 21, 14163 Berlin, Germany.

                                   WITNESSETH:

      WHEREAS, DR. SCHLIEF owns certain intellectual property; and

      WHEREAS, IMARX is desirous of obtaining a license under the intellectual property and wishes to acquire a license in order to utilize or otherwise commercialize the intellectual property; and

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows

                             ARTICLE 1 - DEFINITIONS

      1.1 "PATENT RIGHTS" shall mean the U.S. patent 5,380,411, and assigned to DR. SCHLIEF, entitled "Ultrasound or Shock Wave Work Process and Preparation for Carrying Out Same" and the invention disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications (including Japan and EU countries), and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon.

      1.2 "LICENSED PRODUCT(S)" shall mean products or services using a method covered by a VALID CLAIM, on a country-by-country basis, that if made, used, sold, imported or offered for sale would constitute, but for the license granted to IMARX pursuant to this Agreement, an infringement of a VALID CLAIM (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

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                                       2                         January 4, 2005

      1.3 "NET SALES" shall mean gross sales revenues received by IMARX, AFFILIATED COMPANY and IMARX's sublicensees from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes. In the event that IMARX, AFFILIATED COMPANY or IMARX's sublicensee sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on calculated as follows:

      (a) If all LICENSED PRODUCTS and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination, and B is the separately available price for all Other Items in the combination.

      (b) If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCTS contained in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

      (c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph
            1.3. However, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than fifty percent (50%).

The term "Other Items" does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product.

      1.4 "VALID CLAIM" shall mean a claim of an issued patent in PATENT RIGHTS which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

      1.5 "LICENSED FIELD" shall mean all fields.

      1.6 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with IMARX. For purposes of this Paragraph 1.6, control shall mean the

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                                       3                        January 4, 2005

direct or indirect ownership of at least fifty percent (50%).

      1.7 "EXCLUSIVE LICENSE" shall mean a grant by DR. SCHLIEF to IMARX of its entire right and interest in the PATENT RIGHTS.

      1.8 "EFFECTIVE DATE" of this License Agreement shall mean the date the last party hereto has executed this Agreement.

                               ARTICLE 2 - GRANTS

      2.1 Subject to the terms and conditions of this Agreement, DR. SCHLIEF hereby grants to IMARX an EXCLUSIVE LICENSE to make, have made, use, sell and have sold the LICENSED PRODUCT(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD.

      2.2 IMARX may sublicense others under this Agreement and any sublicense shall be consistent with the terms of this Agreement.

      2.3 If for any reason other than being sold to another company IMARX ceases to exist, then patent rights shall return to DR. SCHLIEF. In the event that IMARX is sold to another company, the rights and responsibilities assigned to IMARX in this Agreement will be transferred to the company.

                         ARTICLE 3 - PATENT INFRINGEMENT

      3.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

      3.2 IMARX shall have the right to enforce any patent within PATENT RIGHTS in the LICENSED FIELD against any infringement or alleged infringement thereof, and shall keep DR. SCHLIEF informed as to the status thereof. IMARX may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend

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                                       4                        January 4, 2005

such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom.

      3.3 If IMARX elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify DR. SCHLIEF in writing within six (6) months of receiving notice that an infringement exists, and DR. SCHLIEF may, in his sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for his own account, any damages, awards or settlements resulting therefrom.

                    ARTICLE 4 - PAYMENTS, ROYALTY AND EQUITY

      4.1 IMARX will reimburse DR. SCHLIEF for certain past out-of-pocket costs associated with PATENT RIGHTS including but not limited to maintenance fees and patent transfer fees up to the amount of $15,000.00 US Dollars. IMARX shall reimburse DR. SCHLIEF within thirty (30) days of receipt of invoice from DR. SCHLIEF. Such invoice shall provide copies of documentation from patent attorney's and patent offices or other acceptable documentation detailing the out-of-pocket patent costs incurred by DR. SCHLIEF. IMARX shall also reimburse future incurred expenses as detailed in Paragraph 5.1.

      4.2 In partial consideration for the license granted herein, IMARX grants DR.SCHLEIF warrants to purchase 20,000 shares of IMARX common stock pursuant to the COMMON STOCK WARRANT attached as Exhibit A.

      4.3 IMARX shall pay to DR. SCHLIEF, as a running royalty, for each LICENSED PRODUCT sold by IMARX or AFFILIATED COMPANIES, two percent (2%) of NET SALES for the term of this Agreement. Should IMARX be required to pay running royalties on any patent rights not licensed hereunder ("Other Royalties") in order to make, use or sell a particular LICENSED PRODUCT, IMARX shall be entitled to credit half (50%) of such Other Royalties against the running royalty due, provided that the running royalties shall not be reduced below fifty percent (50%) of those that would otherwise be due DR. SCHLIEF for that LICENSED PRODUCT.

      Such payments shall be made twice per year as provided in Paragraph 4.5.

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                                       5                        January 4, 2005

      4.4 In the event IMARX grants a sublicense of rights to a third party under this Agreement, IMARX shall pay DR. SCHLIEF three percent (3%) of any milestone payments or running royalties received by IMARX, for sublicensing PATENT RIGHTS. Research support to fund development of a LICENSED PRODUCT, patent cost or other out-of-pocket reimbursements or equity investments made at fair market value are excluded, however DR. SCHLIEF shall receive three percent (3%) of the excess above fair market value of any equity investments. If any Other Rights (Other Rights are rights other than PATENT RIGHTS that are owned or controlled by IMARX) are conveyed under a sublicense, the percentage owed to DR. SCHLIEF shall be based upon the value of the contribution of PATENT RIGHTS to the overall value of all rights being sublicensed to the third party. The determination of value of right shall be made by an independent agent of national stature who is mutually agreeable to both parties and the costs of such valuation shall be borne equally between IMARX and DR. SCHLIEF.

      4.5 IMARX shall provide to DR. SCHLIEF within sixty (60) days of the end of each June after the a first commercial sale of a LICENSED PRODUCT, a written report of the amount of LICENSED PRODUCTS sold, the total NET SALES of each LICENSED PRODUCTS, and the running royalties due to DR. SCHLIEF as a result of NET SALES by IMARX, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report.

      4.6 IMARX shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 4.5, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 4.5. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. IMARX shall permit the inspection and copying of such records, files and books of account by an independent accountant of nationally recognized stature selected by DR. SCHLIEF and acceptable to IMARX. Such inspection shall be during regular business hours and upon ten (10) business days' written notice to IMARX. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by DR. SCHLIEF, provided that if any such inspection shall reveal that an error has been made in the amount equal to ten percent (10%) or more of such payment, such costs shall be borne by IMARX. IMARX shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCT(S) a

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                                       6                        January 4, 2005

provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraph 4.5 and permit DR. SCHLIEF's agents to inspect such records as required by this Paragraph 4.6.

      4.7 All payments under this Agreement shall be made in U.S. Dollars.

             ARTICLE 5 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

      5.1 DR. SCHLIEF shall notify IMARX of any patent related costs due at least thirty (30) days prior to any payment being due. IMARX shall promptly notify DR. SCHIEF in writing of its desire to maintain such patent (Authorized Expense) and shall reimburse DR. SCHLIEF upon receipt of an invoice for such approved expense. Title to all such patents shall reside in DR. SCHLIEF. In any country where IMARX elects not to pay expenses associated with maintaining a patent, DR.SCHLIEF may maintain such patent at his own expense and for his own exclusive benefit and IMARX thereafter shall not be licensed under, or owe monies for, such patent right.

      5.2 IMARX agrees that all packaging containing individual LICENSED PRODUCT(S) sold by IMARX, AFFILIATED COMPANIES and sublicensees of IMARX will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

      5.3 If necessary, the parties will exchange information which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 5.3 shall not extend to any part of the information:

      a. that can be demonstrated to have been in the public domain or publicly known and

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                                       7                         January 4, 2005

      readily available to the trade or the public prior to the date of the disclosure; or

      b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

      c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

      d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

      e. that is required to be disclosed by law, government regulation or court order.

The obligations of this Paragraph 5.3 shall also apply to AFFILIATED COMPANIES and/or sublicensees provided such information by IMARX. DR. SCHLIEF, the IMARX's, AFFILIATED COMPANIES, and sublicensees' obligations under this Paragraph 5.3 shall extend until five (5) years after the termination of this Agreement.

                        ARTICLE 6 - TERM AND TERMINATION

      6.1 This Agreement shall expire in each country on the date of expiration of the last to expire patent included within PATENT RIGHTS in that country.

      6.2 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

      6.3 IMARX may terminate this Agreement and the license granted herein, for any reason, upon giving DR. SCHLIEF sixty (60) days written notice.

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                                       8                         January 4, 2005

      6.4 Termination shall not affect DR. SCHLIEF's right to recover unpaid royalties or fees or reimbursement for Authorized Expense incurred pursuant to Paragraph 5.1 prior to termination. Upon termination all rights in and to the licensed technology shall revert to DR. SCHLIEF at no cost to ImaRx.

                            ARTICLE 7 - MISCELLANEOUS

7.1 All notices pertaining to this Agreement shall be (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

FOR IMARX:            Jean Carlyle
                      CFO
                      ImaRx Therapeutics Inc.
                      1635 E. 18th Street
                      Tucson, Arizona 85719

FOR DR. SCHLIEF:      Dr. med. Reinhard Schlief
                      Neue Strasse 21
                      14163 Berlin
                      Germany

      7.2 All written royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR DR. SCHLIEF:      Dr. med. Reinhard Schlief
                      Neue Strasse 21
                      14163 Berlin
                      Germany

or such other addressee which DR. SCHLIEF may designate in writing from time to time. Checks are to be made payable to "Dr. med. Reinhard Schlief". Wire transfers may be made through:

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                                       9                        January 4, 2005

      7.3 This Agreement is binding upon and shall inure to the benefit of DR. SCHLIEF, his successors and assignees and shall not be assignable to another party without the written consent of DR. SCHLIEF, which consent shall not be unreasonably withheld, except that IMARX shall have the right to assign this Agreement to another party without the consent of DR. SCHLIEF in the case of the sale or transfer by IMARX of all, or substantially all, of its assets relating to the LICENSED PRODUCT to that party.

      7.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

      7.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Arizona. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Arizona.

      7.6 DR. SCHLIEF warrants that he has good and marketable title to the inventions claimed under PATENT RIGHTS. DR. SCHLIEF does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 7.6, IMARX, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT DR. SCHLIEF MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. DR. SCHLIEF DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, DR. SCHLIEF ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF DR. SCHLIEF, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF DR. SCHLIEF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR

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                                       10                       January 4, 2005

SALE OF THE PRODUCT(S) UNDER THIS AGREEMENT. IMARX, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A LICENSED PRODUCT AS DEFINED IN THIS AGREEMENT MANUFACTURED, USED, OR SOLD BY IMARX, ITS SUBLICENSEES AND AFFILIATED COMPANIES.

      7.7 DR. SCHLIEF will not, under the provisions of this Agreement or otherwise, have control over the manner in which IMARX or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S). Practice of the inventions covered by LICENSED PRODUCT(S), by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of IMARX or by a third party who purchases LICENSED PRODUCT(S) from the IMARX, shall be considered the Company's practice of said inventions for purposes of this Paragraph 7.7.

      7.8 Prior to initial human testing or first commercial sale of any LICENSED PRODUCT in any particular country, IMARX shall establish and maintain, in each country in which IMARX, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and will upon request present evidence to DR. SCHLIEF that such coverage is being maintained.

      7.9 This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

      7.10 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

      7.13 This Agreement shall be binding upon and inure to the benefit of and be enforceable

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                                       11                        January 4, 2005

by the parties hereto and their respective successors and permitted assigns.

      7.14 Upon termination of this Agreement for any reason, Paragraphs 5.3, 6.4, 7.6, and 7.7 shall survive termination of this Agreement.

      IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

IMARX THERAPEUTICS, INC.                DR. SCHLIEF

By /s/ Evan Unger                       By /s/ Reinhard Schlief
   ---------------------------------       -------------------------
   Evan Unger, M.D., President & CEO       Dr. med. Reinhard Schlief

Date: 1-4-05                            Date 1-6-05

                                    EXHIBIT A

                                     WARRANT

         THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND ANY OF SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACTS AND ALL OTHER APPLICABLE SECURITIES LAWS UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                          WARRANT TO PURCHASE SHARES OF
                    COMMON STOCK OF IMARX THERAPEUTICS, INC.

                        Date of Issuance: January 4, 2005

         THIS CERTIFIES that, for value received, Dr. med. Reinhard Schlief (the "Holder") is entitled to purchase, subject to the provisions of this warrant, from IMARX THERAPEUTICS, INC., a Delaware corporation (the "Company"), at the Exercise Price described in Section 2.2, shares of the $0.0001 par value Common Stock of the Company as adjusted in accordance with the provisions hereof. This warrant is hereinafter referred to as the "Warrant," and the shares of Common Stock issuable pursuant to the terms hereof are hereinafter sometimes referred to as "Warrant Shares."

         This Warrant entitles the Holder to purchase, effective from the date hereof until January 4, 2010 (the "Expiration Date"), Twenty Thousand (20,000) shares of Common Stock. This Warrant shall be exercisable in whole or in part, and at any time, or from time to time, on or before the Expiration Date.

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         For all purposes of this Warrant, unless the context otherwise requires, the following terms shall have the following respective meanings:

         "Act": the federal Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

         "CASHLESS EXERCISE": an exercise of Warrants in which, in lieu of payment of the Exercise Price, the Holder elects to receive a lesser number of shares of Common Stock such that the value of the Common Stock that the Holder would otherwise have been entitled to receive but has agreed not to receive, as determined by the average of the closing prices of such shares over the thirty
(30) day period ending three (3) days prior to the date of exercise, is equal to the Exercise Price with respect to such exercise. A Holder may only elect a Cashless Exercise if the Common Stock issuable by the Company on such exercise is publicly traded.

         "COMMON STOCK": the Company's authorized Common Stock of $0.0001 par value per share, as such class existed on the date of this Warrant.

         "COMMISSION": the United States Securities and Exchange Commission, or any other federal agency then administering the Act.

         "COMPANY": IMARX THERAPEUTICS, INC., a Delaware corporation, headquartered at 1635 East 18th St., Tucson, Arizona 85719, and any other corporation assuming or required to assume the Warrants pursuant to Article VII.

         "EXERCISE PRICE": defined in Section 2.2.

         "PERSON": any individual, corporation, partnership, limited liability company, trust, unincorporated organization and any government, and any political subdivision, instrumentality or agency thereof.

         "WARRANT OFFICE": defined in Section 3.1.

         "WARRANT SHARES": the shares of Common Stock purchasable by the Holder of this Warrant upon the exercise of this Warrant.

                                   ARTICLE II
                               EXERCISE OF WARRANT

         2.1 Exercise of Warrant. All or any part of the Warrant represented by this Warrant Certificate may be exercised commencing on January 4, 2005 and ending at 5 p.m. Eastern Time on January 4, 2010 by surrendering this Warrant Certificate, together with appropriate instructions, duly executed by the Holder or by its duly authorized attorney, at the office of the Company, or at such other office or agency as the Company may designate. The date on which the Company receives such instructions shall be the date of exercise. If the Holder has elected a Cashless Exercise, such instructions shall so state. Upon receipt of notice of exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Common Stock to be received by the Holder upon completion of the Warrant exercise. When such certificates are prepared, the Company shall notify the Holder and deliver such certificates to the Holder or as per the Holder's instructions immediately upon payment in full by the Holder, in lawful money of the United States, of the Exercise Price payable with respect to the Common Stock being purchased, if any.

         If fewer than all the Common Stock purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant Certificate (dated the date hereof), in form and tenor similar to this Warrant Certificate, evidencing that portion of the Warrant not exercised. The Common Stock to be obtained on exercise of the Warrant will be deemed to have been issued, and any person exercising the Warrants will be deemed to have become a holder of record of those shares, as of the date of the payment of the Exercise Price.

         2.2 Exercise Price. The exercise price for any Warrant Share shall be equal to $3.00 per share of Common Stock; such price may be adjusted from time to time pursuant to the terms of Article V.

         2.3 Shares to be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

         2.4 No Fractional Shares to be Issued. The Company shall not be required upon any exercise of this Warrant to issue a certificate representing any fraction of a share of Common Stock.

         2.5 Legend on Warrant Shares. Each certificate for shares initially issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Act, shall bear the following legends (and any additional legend required by the Agreement, any national securities exchanges upon which such shares may, at the time of such exercise, be listed or under applicable securities laws):

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. They may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of in the absence of registration under said Act and all other applicable securities laws, unless an exemption from registration is available.

                  The securities represented by this certificate are subject to the Company's right of first refusal set forth in the issuer's bylaws, and none of such securities, or any interest therein, shall be transferred, pledged, encumbered or otherwise disposed of except as provided in such bylaws, a copy of which is on file in the Company's office and will be made available for inspection to any properly interested person without charge upon written request.

         Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Act of the securities represented thereby) shall also bear the above legends unless, in the opinion of counsel to the Company, the securities represented thereby need no longer be subject to the restrictions on transferability. The provisions of Article IV shall be binding upon all subsequent Holders of this Warrant.

         2.6 Acknowledgment of Continuing Obligation. The Company will, at the time of any exercise of this Warrant in whole or in part, upon request of the Holder hereof, acknowledge in writing its continuing obligation to such Holder in respect of any rights to which the Holder shall continue to be entitled after exercise in accordance with this Warrant; provided, however, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

                                   ARTICLE III
                       WARRANT OFFICE; TRANSFER, DIVISION
                           OR COMBINATION OF WARRANTS

         3.1 Warrant Office. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's location set forth in Article I hereof, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to all of the Holders of the Warrants.

         3.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article III.

         3.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Office books for the registration of this Warrant. Subject to the provisions of
Article IV, this Warrant and the rights hereunder are not transferable, in whole or in part, by the Holder.

         3.4 Division or Combination of Warrants. Subject to Article IV hereof, this Warrant maybe divided or combined with any other Warrant or warrants held by Holder.

         3.5 Expenses of Delivery of Warrants. The Company shall pay all expenses, taxes (other than transfer taxes and any federal or state income taxes), and other charges payable in connection with the preparation, issuance and delivery of new Warrants hereunder.

                                   ARTICLE IV
                             RESTRICTION ON TRANSFER

         4.1 Restrictions on Transfer. This Warrant and the rights hereunder are not transferable, in whole or in part, by the Holder. Notwithstanding any provisions contained in this Warrant to the contrary, this Warrant shall not be exercisable except upon the conditions specified in this Article IV, which conditions are intended, among other things, to insure compliance with the provisions of the Act in respect of the exercise of the Warrant. The Holder of this Warrant, by acceptance hereof, agrees that it will not exercise this Warrant prior to delivery to the Company of any required opinion of the Holder's counsel (as the opinion and counsel are described in Section 4.2 hereof). The Warrant Shares are subject to the Company's right of first refusal set forth in the Company's bylaws.

         4.2 Opinion of Counsel. If in the opinion of counsel reasonably acceptable to the Company, a proposed exercise of this Warrant may be effected without registration of this Warrant under the Act, the Holder of this Warrant shall be entitled to exercise this Warrant in accordance with the proposed method of disposition; provided, however, that if the method of disposition would, in the opinion of such counsel, require that the Company take any action or execute and file with the Commission or deliver to the Holder or any other person any notice, form or document in order to establish the entitlement of the Holder to take advantage of such method of disposition, the Company agrees, at the cost of the Holder, to promptly take any necessary action or execute and file or deliver any necessary form or document.

                                    ARTICLE V
                 ADJUSTMENT OF WARRANT SHARES AND EXERCISE PRICE

         5.1 Anti-Dilution Adjustments. If at any time after this Warrant becomes exercisable, the Company (i) pays a stock dividend of Common Stock to holders of Common Stock, (ii) institutes a stock split or a reverse stock split of its Common Stock, or (iii) reclassifies its capital structure in any other way, then in each such case, the number of shares of Common Stock into which this Warrant is exercisable shall be adjusted as if the Warrant Shares were outstanding immediately prior to the time of such event, and the Exercise Price shall be adjusted accordingly.

         5.2 Notice to Holder. Whenever the Company proposes to take any action that would cause an anti-dilution adjustment, the Company will provide the Holder hereof with written notice of such change and the number of Warrant Shares into which this Warrant would then be exercisable and the applicable Exercise Price. Such notice will be provided no less than ten (10) days prior to the effective date of any such action.

                                   ARTICLE VI
                      ADDITIONAL NOTICES TO WARRANT HOLDER

[INTENTIONALLY LEFT BLANK]

                                   ARTICLE VII
                   RECLASSIFICATION, REORGANIZATION OR MERGER

         In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation or that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), the Company shall cause effective provision to be made so that the Holder hereof shall have the right thereafter by exercising this Warrant to purchase the kind and amount of shares of stock and other securities, cash and/or property receivable upon such reclassification, capital reorganization or other change, consolidation or merger, by a Holder of the number of shares of Common Stock that might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation or merger. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments herein provided of the Exercise Price and the number of Warrant Shares purchasable and receivable upon the exercise of this Warrant. The foregoing provisions of this Article VII shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations and mergers.

                                  ARTICLE VIII
                        CERTAIN COVENANTS OF THE COMPANY

         8.1 Reservation of Common Stock. The Company covenants and agrees that it will reserve and set apart and have at all times, free from preemptive rights, a number of shares of authorized but unissued Common Stock or other securities or property deliverable upon the exercise of this Warrant sufficient to enable it at any time to fulfill all its obligations hereunder.

         8.2 Piggyback Registration. Holder shall have unlimited piggyback registration rights for any shares purchased hereunder on a pari passu basis with the Investors party to that certain Amended and Restated Investor Rights Agreement dated October 10, 2002 among the Company and the parties thereto, as amended from time to time (the "Investor Rights Agreement"). Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company's voting securities (other than Arizona Angels Fund I, LLC) enter into similar agreements. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Waiver and Amendment. Any term or provision of this Warrant may be waived at any time by the party who or that is entitled to the benefits thereof, and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the Holder hereof and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with any term or condition of this Warrant.

         9.2 Filing of Warrant. A copy of this Warrant shall be filed in the records of the Company.

         9.3 Notice. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered personally, or sent by certified or registered mail, to Holder at the last address shown on the books of the Company maintained at the Warrant Office for the registration of the Warrant or at any more recent address of which the Holder shall have notified the Company in writing. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the Warrant Office, or such other address within the United States of America as shall have been furnished by the Company to the Holder.

         9.4 Limitation of Liability; Not Shareholders. No provision of this Warrant shall be construed as conferring upon the Holder the right to vote or consent at meetings of shareholders, receive dividends or receive notice other than as herein expressly provided. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of Holder for the exercise price of any Warrant Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         9.5 Loss, Destruction, Etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Warrant, and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation, upon surrender and cancellation of the Warrant, the Company will make and deliver a new Warrant, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 9.5 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.

         9.6 Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President and its corporate seal to be impressed hereon and attested by its Secretary.



                                      THE COMPANY:

                                      IMARX THERAPEUTICS, INC.

                                      By:
                                         --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:  President

Attest:


----------------------------------
                       , Secretary
-----------------------




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